EXHIBIT 99.1

BARNWELL INDUSTRIES, INC.	PRESS
RELEASE
1100 Alakea Street, Suite 2900
Honolulu, Hawaii 96813
Telephone (808) 531-8400
Fax (808) 531-7181
Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS
YEAR-END AND FOURTH QUARTER RESULTS

HONOLULU, HAWAII, December 10, 2012 -- Barnwell Industries, Inc. (NYSE MKT: BRN) today reported a net loss of $10,136,000 ($1.22 per share) for the year ended September 30, 2012, as compared to a net loss of $109,000 ($0.01 per share) for the year ended September 30, 2011.  For the quarter ended September 30, 2012, Barnwell reported a net loss of $5,507,000 ($0.67 per share) as compared to a net loss of $533,000 ($0.06 per share) for the quarter ended September 30, 2011.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “The loss for the year ended September 30, 2012 included $6,647,000 of reductions of the carrying value of assets – $2,551,000 of oil and natural gas properties, $1,854,000 of real estate held for sale, $1,754,000 of joint venture investments and $488,000 of lot acquisition rights.  These reductions in carrying value had no effect on the Company’s liquidity or compliance with our credit agreements.

“Operating results decreased $10,027,000 as compared to last year due to several factors.  First was the aforementioned reductions in carrying value.  The net loss for the prior year included a $1,424,000 gain from drilling royalty credits whereas there was no such benefit this year.  Also, there was a decrease in land investment operating profit of $3,260,000, before reductions in carrying value, partially due to the prior year including the receipt of a $2,656,000 option payment.  Finally, a significant decline in natural gas prices of 41% or $1.39 per MCF (1,000 cubic feet) from $3.42 per MCF to $2.03 per MCF contributed to the current year loss.  Partially offsetting these declines were increased oil revenues as net oil production increased 7%.

Barnwell Industries, Inc.
December 10, 2012
IMMEDIATE RELEASE

“The loss for the three months ended September 30, 2012 included $4,793,000 of reductions in the carrying value of our oil and natural gas properties, joint venture investments and lot acquisition rights; a $3,876,000 increase from the prior year’s fourth quarter.  Also contributing to the loss were a 44% decline in natural gas prices and a $657,000 increase in stock appreciation rights expense, as compared to the prior year’s fourth quarter.

“The Company invested $4,915,000 in oil and gas exploration and development during the year ended September 30, 2012.  We participated in the drilling of eight gross (3.0 net) wells this year, as compared to investing $13,299,000 through participation in the drilling of 18 gross (4.4 net) wells in the prior year.  Of our eight wells drilled in 2012, six gross (1.7 net) wells are considered to be successful and two gross (1.3 net) wells were unsuccessful.

“In June 2012, we were pleased to report that our 80% owned real estate joint venture sold one of its two residences, resulting in revenue of $5,975,000 and a nominal loss from the sale.  As a result of this sale, we reduced our real estate debt by about half to $5,164,000 at September 30, 2012.

“With $8,845,000 in cash and cash equivalents at September 30, 2012, $4,570,000 in working capital and significant available credit, and having repaid $6,550,000 of long-term debt in fiscal 2012, we believe the Company’s financial position is solid.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

Barnwell Industries, Inc.
December 10, 2012
IMMEDIATE RELEASE

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Year ended		Three months ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues	$34,062,000	$38,460,000	$6,036,000	$8,871,000

Net loss	$(10,136,000)	$(109,000)	$(5,507,000)	$(533,000)

Loss per share – basic	$(1.22)	$(0.01)	$(0.67)	$(0.06)

Loss per share – diluted	$(1.22)	$(0.01)	$(0.67)	$(0.06)

Weighted-average shares and equivalent shares outstanding:

Basic	8,277,160	8,277,160	8,277,160	8,277,160

Diluted	8,277,160	8,277,160	8,277,160	8,277,160